EXHIBIT 10.1

CONTRIBUTION AGREEMENT

Between

TALON OP, L.P.

And

CONTRIBUTOR AND THE OTHER UNIT RECIPIENTS REFLECTED

ON THE SIGNATURE PAGE HERETO

FIRST TRUST CENTER,

180 5th Street East, St. Paul, MN

Dated as of July 2, 2014

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED.  THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY.  FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR ADEQUACY OF THIS DOCUMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.  INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISK OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT is made and entered into as of this July 2, 2014, (the “Contract Date”), by and among each Contributor identified on EXHIBIT A (collectively, jointly and severally, “Contributor”, and referred to individually as “each Contributor” or “a Contributor”), each other party reflected on the signature page hereto under “Contributor and the Other Unit Recipients”, and TALON OP, L.P., a Minnesota limited partnership (“Acquiror” or “Talon OP”).

1.

CONTRIBUTION.  Each Contributor agrees to contribute and convey to Acquiror, and Acquiror agrees to accept and assume from each Contributor, for the Contribution Consideration (as defined below) and on the terms and conditions set forth in this Agreement, all of such Contributor’s right, title and interest in the Project (as defined below), which Project includes that certain building (the “Building”), described on EXHIBIT A.  The Building is leased by Contributor to Tenants (as defined below) for office purposes.  The Building is commonly known by the respective street address in the cities, counties and states described on EXHIBIT A.  For purposes of this Agreement the term, “Project” shall be deemed to mean, collectively:  (i) all of the parcels of land identified on EXHIBIT A as being contributed by such Contributor, as such land is described on EXHIBIT B (collectively, the “Land”), together with all rights, easements and interests appurtenant thereto, including, but not limited to, any streets or other public ways adjacent to said Land and any water or mineral rights owned by, or leased to, such Contributor; (ii) all improvements located on the Land, including, but not limited to, the Building, and all other structures, systems, and utilities associated with, and utilized by, such Contributor in the ownership and operation of the Building (all such improvements being collectively referred to herein as the “Improvements”); (iii) all personal property owned by such Contributor and either (A) located on or in the Land or Improvements, or (B) used in connection with the operation and maintenance of the Project, excluding personal property owned by Tenants (collectively, the “Personal Property”), including, without limitation, all fixtures and other built-in improvements and equipment necessary to operate the Project and all (if any) personal property listed on EXHIBIT C; (iv) all building materials, supplies, hardware, carpeting and other inventory owned by such Contributor and maintained in connection with such Contributor’s ownership and operation of the Land and/or Improvements and not owned by Tenants (collectively, the “Inventory”); (v) all trademarks, tradenames, development rights and entitlements and other intangible property used or useful in connection with the foregoing (collectively, the “Intangible Personal Property”); and (vi) such Contributor’s interest in all leases and other agreements (including, without limitation, any amendment or other modification of a lease) to occupy, or concerning the occupancy of, all or any portion of the Land and/or Improvements in effect on the Contract Date or into which such Contributor enters prior to Closing (as defined below) (collectively, the “Leases”).

2.

CONTRIBUTION CONSIDERATION; UNITS; TAX MATTERS.

2.1.

General.  The sole general partner of Acquiror is Talon Real Estate Holding Corp., a Utah corporation (“Talon”).  Talon is a publicly-traded real estate holding corporation, but is not a real estate investment trust.  Acquiror may also, in its sole and absolute discretion, direct Contributor to convey the Project to one or more Affiliates (as defined below) of Talon or Talon OP, and hereby directs Contributor to convey the Project to Talon First Trust, LLC, a Delaware limited liability company (“Subsidiary”), a special purpose entity wholly-owned by Acquiror.

2.2.

Contribution Consideration. The consideration to be paid to Contributor by Talon OP for the Project (the “Contribution Consideration”) shall consist of (i) cash in the amount of $32,000,000.00; (ii) 30,000 2014-A 6.0% Cumulative Redeemable Preferred Units (as that term is defined in the Partnership Agreement, as defined below); (iii) 4,000,000 LP Units (as defined below) having an aggregate value, calculated as provided in Section 2.3.3 below.  The $32,000,000.00 in cash included in the Contribution Consideration shall be paid as follows:  $31,293,476.92 in certified funds paid at Closing, and $706,523.08 (“Rent Payment”) paid to Contributors from all “Base Rent” and “Additional Rent” (as defined in Section 10.1.6 hereof) paid by Tenants which is due and payable during the month of July, 2014, for which Acquiror received a credit on the Closing Statement.  Acquiror shall not retain, but shall pay to Contributors, any Base Rent and Additional Rent due and payable during the month of July, 2014 received from Tenants after the date hereof.  The parties agree that, in the event the Closing Statement (as defined below) includes information that differs from that reflected in this Agreement, all such information included within the Closing Statement shall be controlling in all such respects.  If the above-described calculation of Contribution Consideration would result in a fractional number of LP Units to be delivered to Contributor, Talon OP shall round that fraction down to the nearest whole number of LP Units.  Any Existing Mortgage (as defined in Section 9.1.7) will be paid off out of closing proceeds simultaneously with the occurrence of the Closing. Provided that all conditions precedent to Acquiror’s obligations to close as set forth in this Agreement (collectively, “Acquiror’s Conditions Precedent”) have been satisfied and fulfilled, or waived in writing by Acquiror, the Contribution Consideration shall be paid to Contributor at Closing pursuant to Section 2.3 below.

2.3.

Units.

2.3.1.

The Total LP Unit Amount and 2014-A 6.0% Cumulative Redeemable Preferred Units shall be paid by Talon OP’s delivery of Partnership Units (as that term is defined in the Partnership Agreement, as defined below) in Talon OP (the “LP Units”).  The Total LP Unit Amount and the allocation thereof shall be set forth in the LP Unit Schedule (as defined below).  The LP Units shall be redeemable for shares of common stock of Talon (“Stock”) or cash (or a combination thereof) in accordance with the redemption procedures described in the Partnership Agreement.  Contributor acknowledges that neither the LP Units nor the Preferred Units (as defined in 2.10) are certificated and that, therefore, the issuance of the LP Units and Preferred Units shall be evidenced by updating Talon OP’s LP Unit register and Preferred Units register, which shall be completed at Closing (the “Amendment”).

2.3.2.

Talon OP will deliver to Contributor, at Closing, LP Units and Preferred Units issued in the names of and for distribution to those LP Unit and Preferred Units recipients set forth on EXHIBIT E (including any Contributor so reflected, the “LP Unit Recipients”).  Each LP Unit Recipient shall receive, with respect to the Project in which it has an interest, as reflected on EXHIBIT E, that number of LP Units (subject to appropriate rounding down to eliminate fractional LP Units) as shall be set forth on EXHIBIT E; provided, however, that in the event the Closing Statement sets forth and contains information with respect to the breakdown of the Total LP Unit Amount and Preferred Units among LP Unit Recipients that differs from that reflected on EXHIBIT E, the Closing Statement shall be controlling in all such respects.  The number of LP Units issued to each LP Unit Recipient with respect to the Project shall be calculated by multiplying (A) the Total LP Unit Amount, times (B) the percentage of the Total LP Unit Amount allocated to such Project at Closing, times (C) the “Ownership Percentage in Subject Project” of each LP Unit Recipient as reflected on EXHIBIT E.

2.3.3.

For purposes of determining the number of LP Units to be delivered in satisfaction of payment of the Total LP Unit Amount, the Total LP Unit Amount shall be divided by a “Unit Price”, which shall be equal to One and 25/100 Dollars ($1.25).  The LP Unit Schedule shall reflect the Unit Price.

2.3.4.

Contributor has delivered to Acquiror, and has caused its direct and indirect partners, shareholders and members, as the case may be (“Interest Holders”), and any other LP Unit Recipient to deliver to Acquiror, or to any other party designated by Acquiror, a completed questionnaire and representation letter (in substantially the form set forth in EXHIBIT F, the “Investor Materials”) providing, among other things, information concerning each Contributor’s, each Interest Holder’s and each LP Unit Recipient’s status as an accredited investor (“Accredited Investor”), as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and shall provide or cause to be provided to Acquiror, or to any other party designated by Acquiror, such other information and documentation as may reasonably be requested by Acquiror in furtherance of the issuance of the LP Units and Preferred Units as contemplated hereby.  Notwithstanding anything contained in this Agreement to the contrary, in the event that, in the reasonable opinion of Acquiror, based on advice of its securities counsel, (x) any such person or entity providing Investor Materials is not considered an Accredited Investor, (y) the proposed issuance of LP Units or Preferred Units hereunder might not qualify for the exemption from the registration requirements of Section 5 of the Securities Act, or (z) the proposed issuance of LP Units or Preferred Units hereunder would violate any applicable federal or state securities laws, rules or regulations, or agreements to which Talon or Talon OP is privy, or any tax related or other legal rules, agreements or constraints applicable to Acquiror, Talon or Talon OP, Acquiror shall so advise Contributor, in writing (the “Regulatory Violation Notice”).  In the event a Regulatory Violation Notice is delivered for the reason set forth in clause (x) above, the interest of each and every person or other entity with respect to which Acquiror delivers a Regulatory Violation Notice shall be redeemed by the appropriate Contributor, at no cost to any or all of Acquiror,

Talon and Talon OP, at least two business days prior to the Closing Date.  In the event of any such redemption, the Closing Statement shall reflect the updated list of LP Unit Recipients and recipients of Preferred Units (collectively, “Recipients”) and the revised ownership percentages in the appropriate Recipients and Project resulting from such redemption.  In the event a Regulatory Violation Notice is delivered for another reason, this Agreement shall terminate, the Earnest Money (as defined below) shall be returned to Acquiror and no party shall have any further liability hereunder except (i) as otherwise expressly set forth in this Agreement and (ii) to the extent a breach of this Agreement gives rise to, or becomes the basis for, the Regulatory Violation Notice.

2.3.5.

Contributor hereby covenants and agrees that it shall deliver or shall cause each of its partners, shareholders, members and any other Recipient to deliver to Acquiror, or to any other party designated by Acquiror, any documentation that may be required under the Partnership Agreement or any charter document of Talon, and such other information and documentation as may reasonably be requested by Acquiror, at such time as any LP Units are redeemed for shares of Stock (“Conversion Shares”).  The preceding covenant shall survive the Closing and shall not merge into any of the conveyancing documents delivered at Closing.

2.3.6.

The parties acknowledge that Contributor intends to treat the transfer of the Project in exchange for LP Units (the “Exchange”) as a tax-free partnership contribution pursuant to Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”). Acquiror, Talon OP and Talon shall cooperate in all reasonable respects with Contributor to effectuate such Exchange; provided, however, that:

(i)

The Closing shall not be extended or delayed by reason of such Exchange, unless Acquiror has breached its obligations to Contributor under this Agreement;

(ii)

None of Acquiror, Talon OP nor Talon shall be required to incur any additional material extraordinary (as opposed to a normal, customary and recurring) cost or expense as a result of such Exchange, other than the cost of counsel in connection with the preparation of this Agreement.  Notwithstanding anything to the contrary in the foregoing sentence, Talon OP and Talon shall be responsible for costs associated with any IRS audit made directly of either or both of Talon OP and Talon relating to their respective operations (as opposed to an audit that is ancillary to an audit made of any or all of the entities comprising the Contributor).  Contributor hereby covenants and agrees that it shall, promptly on demand, reimburse Acquiror, Talon OP or Talon for any additional material extraordinary cost or expense (as opposed to a normal, customary and recurring cost or expense, such as the analysis or computation related to the manner in which depreciation and built-in gain are allocated amongst the Recipients), including, but not limited to, reasonable attorneys’ fees, actually incurred by any or all of Acquiror, Talon OP and Talon as a result of the characterization of the contribution of the Project pursuant to this Agreement as a tax-free partnership contribution pursuant to Section 721 of the Code, or which additional material extraordinary cost or expense is or may be otherwise directly attributable to the Exchange; and

(iii)

Subject to Talon OP’s and Talon’s performance and fulfillment in all material respects of the express covenants and conditions contained in this Agreement, none of Acquiror, Talon OP or Talon warrant, nor shall any of them be responsible for, the federal, state or local tax consequences to any or all of Contributor, any or all of the Interest Holders and any or all of the Recipients resulting from either (i) the transactions contemplated by this Agreement or (ii) the allocation, if any, of losses and liabilities of Talon OP to and among the Contributor or any of the Interest Holders in such Contributor under the Partnership Agreement, the Code or Treasury Regulations promulgated under the Code.

The provisions of this Section 2.3.6 shall survive the Closing and shall not merge into any conveyancing documents delivered at Closing.

2.4.

Partnership Agreement; Other Informational Materials.  For purposes hereof, the term “Partnership Agreement” shall mean Talon OP’s Limited Partnership Agreement dated as of June 7, 2013, as may be amended from time to time.  Contributor and the other Recipients hereby acknowledge and agree that the ownership of LP Units and Preferred Units by them and their respective rights and obligations as limited partners of Talon OP (including, without limitation, their right to transfer, encumber, pledge and exchange LP Units and

Preferred Units) shall be subject to all of the express limitations, terms, provisions and restrictions set forth in this Agreement and in the Partnership Agreement.  In that regard, Contributor and the other Recipients hereby covenant and agree that, at Closing, they shall execute any and all documentation reasonably required by Talon OP and Talon to formally memorialize the foregoing (collectively, the “Partnership Agreement Adoption Materials”).  Contributor and the other Recipients acknowledge that they have received and reviewed, prior to the Closing Date, the following (the “Disclosure Materials”):  (i) Talon’s Quarterly Report on Form 10-Q for the quarters ended June 30, 2013 and September 30, 2013; (ii) any Current Reports on Form 8-K of Talon and Talon OP filed subsequent to January 1, 2013; and (iii) the Partnership Agreement.  Contributor and the other LP Unit Recipients acknowledge that they:  (x) have had an opportunity to obtain and review each document incorporated by reference into the Disclosure Materials; (y) have had an opportunity to conduct a due diligence review of the affairs of Talon OP and Talon; and (z) have been afforded the opportunity to ask questions of, and receive additional information from, the Acquiror, Talon and Talon OP regarding Talon and Talon OP.

2.5.

Lock-Up Period.  The Recipients agree that for a period equal to six months following the Closing (the “Lock-Up Period”), the Recipients may not, in any way or to any extent, sell, transfer, assign, pledge or encumber, or otherwise convey any or all of the LP Units or Preferred Units delivered to the them in connection with this transaction and, if applicable, any Conversion Shares.  The LP Unit Recipients further agree that they may not, in any way or to any extent, redeem any or all of their LP Units other than in accordance with Article IX of the Partnership Agreement and the recipients of Preferred Units agree that they may not, in any way or to any extent, redeem any or all of their Preferred Units.  The provisions of this Section 2.5 shall survive the Closing and shall not merge into any of the conveyancing documents delivered at Closing.

2.6.

Transfer Requirements.  After the Lock-Up Period, the Recipients may only sell, transfer, assign, pledge or encumber, or otherwise convey any or all of the LP Units and Preferred Units delivered to them and, if applicable, any Conversion Shares, in strict compliance with this Agreement, the Partnership Agreement, the charter documents of Talon, the registration and other provisions of the Securities Act (and the rules promulgated thereunder), any state securities laws and the rules of any securities exchange upon which such securities are then traded, in each case as may be applicable.  The Recipients acknowledge that they are familiar with the provisions of Rule 144 under the Securities Act of 1933 and acknowledge and agree that without registration of the Conversion Shares, the Conversion Shares generally may not be sold for at least six months following conversion (and possibly longer).  There is no intent or obligation of the Acquiror, Talon or Talon OP to register the Conversion Shares or the Preferred Units.  The provisions of this Section 2.6 shall survive the Closing and shall not merge into any of the conveyancing documents delivered at Closing.

2.7.

[Intentionally omitted.]

2.8.

Partnership Liabilities and Sales of the Project.

2.8.1.

Subject to the last sentence of this Section 2.8.1 and the provisions of Section 2.8.2 hereof, for a period of two years following the Closing Date (the “Non-Taxable Disposition Period”), Talon and Talon OP shall use their good faith, reasonable and diligent efforts:

(a)

To cause any sale or other voluntary disposition (other than through a deed in lieu of foreclosure; a foreclosure action; an act of eminent domain; or the exercise of a purchase option, right of first refusal option or similar option by a Tenant) of the Project (and all assets received in exchange for such Project in which Talon or Talon OP has an adjusted tax basis substituted from that of the Project) to qualify for non-recognition of gain under the Code (for example, by means of exchanges contemplated under Code Sections 351, 354, 355, 368, 721, 1031 or 1033), in the manner as the Code provides from time to time (the “Non-recognition Code Provisions”); provided, however, that the foregoing shall not require Talon and Talon OP, in their sole and absolute discretion, to sell, or otherwise dispose of, or prevent Talon and Talon OP, in their sole and absolute discretion, from selling or otherwise disposing of, the Project in a transaction that would result in a loss for federal income tax purposes; and

(b)

To avoid a distribution of property that would cause the Contributor to recognize income or gain pursuant to the provisions of either or both of Code Sections 704(c)(1)(B) and 737.

In all events, the Non-Taxable Disposition Period shall terminate with respect to Section 2.8.1(a), and the provisions of Section 2.8.1(a) only shall automatically be rendered null and void and shall be of no further force or effect, as of the occurrence of an amendment or other material revision to Code Section 721 or 1031 or the Treasury Regulations promulgated thereunder, which amendment or revision materially and, with respect to Talon and Talon OP, adversely alters the mechanics for implementing (and/or the tax-treatment of) “like-kind” exchanges of real estate pursuant to such provisions (a “Section 1031 Material Modification”).

2.8.2.

Notwithstanding the provisions of Section 2.8.1, the obligation of either or both of Talon and Talon OP to undertake those activities set forth in Sections 2.8.1(a) and 2.8.1(b) hereof shall, in all events, be subject to, and otherwise interpreted consistent with, Talon’s fiduciary and statutory obligations to all partners (both present and future) in Talon OP, and to its stockholders, both present and future.  Further, for purposes of this Section 2.8 and except as otherwise provided in Section 2.9, the Recipients agree that neither Talon nor Talon OP shall be required to obtain any approval, consent or waiver from, or take direction from, or otherwise communicate with, any person or representative or entity concerning a particular Project, other than those certain persons designated on Schedule 2.8.2 attached hereto (and at the addresses set forth therein) with respect to such Project (the “Project Contacts”).  Notification of the Project Contacts for a Project shall constitute sufficient and effective notification to all Interest Holders associated with that Project, and written communications from the Project Contacts for a Project shall bind all Interest Holders associated with, related to, or having an interest in, that Project.

The provisions of this Section 2.8 shall survive the Closing and shall not merge into any of the conveyancing documents delivered at Closing.

2.9.

Notice of Certain Transactions.

2.9.1.

Provided that the obligations of Talon and Talon OP under Section 2.8 shall not have terminated by the terms of such section, in the event, on or before the second anniversary of the Closing Date, a post-Closing sale of the Project that will not satisfy a Non-recognition Code Provision (whether or not due to the occurrence of a Section 1031 Material Modification) (a “Tax-Related Event”) is considered reasonably likely to occur, in the reasonable judgment of Talon OP, then Talon OP shall give written notice of such Tax-Related Event (a “Tax-Related Notice”) to the relevant Project Contacts for the Project as soon as practicable after Talon OP concludes that a Tax-Related Event is reasonably likely to occur, or, if later, on the date on which Talon OP is, in the reasonable judgment of its securities counsel, legally permitted, under applicable federal and state securities laws and regulations, and the rules and regulations of any securities exchange upon which the Company’s securities then trade, to disseminate such Tax-Related Notice to the Project Contacts.

2.9.2.

Upon their receipt of a Tax-Related Notice, the Project Contacts shall designate a single spokesperson from among them to represent the Interest Holders in connection with the Tax-Related Event that triggered the delivery of such Tax-Related Notice (the “Spokesperson”).  The Recipients hereby irrevocably appoint any Spokesperson so designated as their attorney-in-fact, with full power to grant in the name of and on behalf of such Recipient, any and all consents, waivers, approvals, and to execute any and all documents required or appropriate to be executed, whether with respect to this Agreement, the Partnership Agreement or otherwise; provided, however, that such attorney-in-fact may only act within the scope necessitated by the Tax-Related Event giving rise to the appointment of such Spokesperson.  The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest.  Talon OP and Talon shall be entitled to rely on the first written notice either of them receives that designates a Spokesperson with respect to a given Tax-Related Event, and shall be under no obligation to deal with any person other than the Spokesperson so designated in connection with the subject Tax-Related Event as it relates to the Recipients. Talon OP and Talon shall have no obligation to deal with any person or entity whatsoever in connection with a Tax-Related Event unless and until a Spokesperson is properly designated. Talon OP and Talon, and their respective independent accountants, attorneys and other representatives and advisors, shall cooperate with the Spokesperson in order to consider strategies proposed by or through the Spokesperson (it being understood that neither Talon nor Talon OP shall have any obligation whatsoever to propose any such strategies), on behalf of affected Recipients, which strategies are designed or intended to defer or mitigate any recognition of gain under the Code by any Recipient or any shareholder or partner in any Recipient (any such gain recognition being referred to herein as an “Adverse Tax Consequence”) that may result from a Tax-Related Event, whether such strategies involve any or all of the Recipients (including Contributor) on a basis independent of Talon and Talon OP, or in conjunction with Talon or Talon OP.  Each party shall pay its own fees and expenses incurred in connection with the procedure delineated in this Section 2.9.2.  Under this Section 2.9.2, Talon OP and Talon are only obligated to cooperate with the Spokesperson on behalf of any Recipient (or any partner, shareholder or member of any Recipient) who may be facing an Adverse Tax Consequence, in connection with such Recipient’s determination of the efficacy of tax-deferral or tax-mitigation alternatives proposed by or through the Spokesperson that may involve Talon or Talon OP.  In no event shall either Talon or Talon OP be required to incur any expense (other than the cost of professional fees and expenses and administrative expenses incurred in complying with this Section 2.9) in connection its cooperation under this Section 2.9, nor shall any transaction duly approved by the Board of Directors of Talon that results in a Tax-Related Event be required to be suspended, postponed, impeded or otherwise adversely affected by virtue of any potential Adverse Tax Consequence.  The provisions of this Section 2.9 shall survive the Closing and shall not merge into any of the conveyancing documents delivered at Closing.

2.10.

Certain Covenants and Triggering Events.  As used in this Agreement, a “Triggering Event” shall mean: (i) Subsidiary shall cause there to be any mortgage (other than the mortgage securing the First Mortgage Loan and related documents and instruments (collectively, the “First Mortgage”)) or other security agreement covering any part of the Land or the Buildings, or if the Land or Buildings become subject to any mechanic’s liens or monetary judgment liens and the applicable lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of sixty (60) days; (ii) Subsidiary will not incur or guaranty, and Talon OP will not incur (but may guarantee) any future indebtedness for borrowed money (“IFBM”) provided, however, that Talon OP may incur future IFBM if the ratio of (x) the sum of revenues from all properties owned directly and indirectly by Talon OP less property operating expenses to (y) the sum of interest expense and the prior year’s current portion of long-term debt for the last six completed calendar months preceding the date of the incurrence of such IFBM is at least 1.30 to 1.00, computed on a historical basis not including any IFBM to be incurred; (iii) a sale or transfer of the Land or Buildings or the membership interests in Subsidiary or issuance of membership interests in Subsidiary to other than Talon OP shall occur; (iv) issuance by Talon OP of any units other than Common Units, Junior Units or Parity Units defined in that certain Partnership Unit Designation of 2014-A 6.0% Cumulative Redeemable Preferred Units of Talon OP (the “PUD”); (v) a failure by Talon OP to pay a monthly distribution to Recipients for any reason, under 3(a) of the PUD and such failure shall continue for a period of sixty (60) days after the applicable due date with respect thereto; (vi) a failure by Talon OP to comply with the redemption provisions set forth in Section 5 of the PUD; (vii) an amendment to the First Mortgage Loan which (A) increases the Spread (as defined in the Promissory Note evidencing the First Mortgage Loan), or (B) increases the then-outstanding principal amount of the First Mortgage Loan; (viii) any other default shall occur under the First Mortgage and such default shall continue beyond any applicable notice and cure periods provided in the First Mortgage and holder of the First Mortgage (“First Mortgagee”) shall accelerate the indebtedness secured by the First Mortgage or institute proceedings, judicial or otherwise, for the foreclosure or enforcement of the First Mortgage or (ix) Talon OP shall be in breach of its material obligations under this Agreement and such breach shall remain uncured for a period of sixty (60) days or (x) a change in the general partner of Talon OP.  Talon OP shall cause the Certificate of Formation for the Subsidiary filed with the Delaware Secretary of State to be amended to include (i) a restriction that no membership interests in the Subsidiary shall be sold or issued to any person or entity other than to Talon OP without the consent of the Contributor, and (ii) so long as any 2014-A 6.0% Cumulative Redeemable Preferred Units are held by a Contributor, any sale or transfer of the Land or Buildings shall be ultra vires and such amendment shall be executed and filed at Closing.  At Closing, the Talon OP shall cause Subsidiary to execute and cause to be recorded in the Ramsey County property records an Affidavit to which will be attached the Certificate of Formation of the Subsidiary, as amended.  At Closing, Talon OP shall cause to be filed with the Minnesota Secretary of State a financing statement evidencing the option rights of the Contributors to acquire all the membership interests in the Subsidiary.  In the event (A) a Triggering Event occurs and is continuing and (B) such Triggering Event is not the result of a default by Contributor under this Agreement, or any document or agreement delivered pursuant to or in connection with this Agreement, then while such Triggering Event remains uncured and is continuing, (y) Contributor shall have the right to contact and communicate directly with First Mortgagee regarding the acquisition of the indebtedness secured thereby at a purchase price and terms as are acceptable to the First Mortgagee, and (z) so long as the First Mortgage is paid off and satisfied by Contributor on such terms as are acceptable to the First Mortgagee, Contributor shall have the right to acquire from Talon OP all outstanding limited liability company interests in Subsidiary free and clear of all voluntary liens and encumbrances (but the foregoing shall not require the removal of the First Mortgage or any Permitted Encumbrances) for One Dollar ($1.00) (the “Subsidiary Purchase”), such right to be exercised by giving Talon OP written notice thereof.  Contributor and Talon OP shall enter into such agreements and execute such documents in connection therewith as shall be commercially reasonable and customary.  This section shall terminate upon redemption, repurchase or other termination of the 2014-A 6.0% Cumulative Redeemable Preferred Units of Talon OP (the “Preferred Units”).  Upon the closing of the Subsidiary Purchase, all Preferred Units and obligations related thereto shall be immediately terminated without any payment by Talon OP or any other party to Contributor or any other holders of the Preferred Units.

3.

CLOSING.  The contribution of the Project and delivery of LP Units contemplated herein shall be consummated at a closing (“Closing”) to take place on a date and at the offices of the Title Company (as defined below) or such other place as the parties may agree upon in writing, provided, however, that the Closing Date shall be no later than __________, 2014.  The date on which the Closing occurs shall be referred to herein as the “Closing Date”.  The Closing shall be effective as of 12:01 a.m. Central Time on the Closing Date.  Notwithstanding the foregoing, the risk of loss of all or any portion of the Project shall be borne by Contributor up to and including the actual time of the Closing, and thereafter by Acquiror.

4.

[INTENTIONALLY OMITTED.]

5.

CONTRIBUTOR’S DELIVERIES.  Subsequent to the Contract Date, Contributor shall make available to Acquiror, to the extent specifically requested in writing by Acquiror and in Contributor’s possession and control, copies of all documents, contracts, information, Records (as defined below) and exhibits pertinent to the transaction that is the subject of this Agreement, including, but not limited to, the documents listed as “Contributor’s Deliveries” on EXHIBIT H.  As used herein, “Records” means all books, records, tax returns, correspondence, financial data, leases, and all other documents and matters, public or private, maintained by Contributor or its agents, relating to receipts and expenditures pertaining to the Project for the three most recent full calendar years and the current calendar year and all contracts, rental agreements and all other documents and matters, public or private, maintained by Contributor or its agents, relating to operations of the Project.  In addition, Contributor shall provide (and shall cooperate in all respects in so providing) Acquiror with copies of, or access to, such factual information as may be reasonably requested by Acquiror, and in the possession or control of Contributor, to enable Talon to issue one or more press releases concerning the transaction that is the subject of this Agreement, to file a Current Report on Form 8-K (as specified on EXHIBIT I), if, as and when such filing may be required by the Securities and Exchange Commission (“SEC”) and to make any other filings that may be required by any Governmental Authority (as defined below).  The obligation of Contributor to cooperate in providing Acquiror with such information for Acquiror to file its Current Report on Form 8-K shall survive the Closing and shall not be merged into any of the conveyancing documents delivered at Closing.  “Governmental Authority” or “Governmental Authorities” shall mean any agency, commission, department or body of any municipal, township, county, local, state or Federal governmental or quasi-governmental regulatory unit, entity or authority having jurisdiction or authority over all or any portion of the Project or the management, operation, use or improvement thereof

6.

INSPECTION PERIOD.

6.1.

Subsequent to the Contract Date, Contributor shall make available to Acquiror, to the extent specifically requested in writing by Acquiror and in Contributor’s possession and control, all documents, contracts, information, Records (as defined below) and exhibits pertinent to the transaction that is the subject of this Agreement, including, but not limited to, the documents listed as “Contributor’s Deliveries” on EXHIBIT H.  As used herein, “Records” means all books, records, tax returns, correspondence, financial data, leases, and all other documents and matters, public or private, maintained by Contributor or its agents, relating to receipts and expenditures pertaining to the Project for the three most recent full calendar years and the current calendar year and all contracts, rental agreements and all other documents and matters, public or private, maintained by Contributor or its agents, relating to operations of the Project.  In addition, Contributor shall provide (and shall cooperate in all respects in so providing) Acquiror with copies of, or access to, such factual information as may be reasonably requested by Acquiror, and in the possession or control of Contributor, to enable Talon to issue one or more press releases concerning the transaction that is the subject of this Agreement, to file a Current Report on Form 8-K (as specified on EXHIBIT I), if, as and when such filing may be required by the Securities and Exchange Commission (“SEC”) and to make any other filings that may be required by any Governmental Authority (as defined below).  The obligation of Contributor to cooperate in providing Acquiror with such information for Acquiror to file its Current Report on Form 8-K shall survive the Closing and shall not be merged into any of the conveyancing documents delivered at Closing.  “Governmental Authority” or “Governmental Authorities” shall mean any agency, commission, department or body of any municipal, township, county, local, state or Federal governmental or quasi-governmental regulatory unit, entity or authority having jurisdiction or authority over all or any portion of the Project or the management, operation, use or improvement thereof.

6.2.

Confidentiality.  Each party agrees to maintain in confidence, and not to disclose (and shall cause its affiliates, employees and equity holders to maintain in confidence, and not to disclose) to any person or entity (including, without limitation, Tenants or Tenants’ employees), the information contained in this Agreement or pertaining to the transaction contemplated hereby and the information and data furnished or made available by Contributor to Acquiror, its agents and representatives in connection with Acquiror’s investigation of the Project and the transactions contemplated by this Agreement; provided, however, that each party, its agents and representatives may disclose such information and data (i) to such party’s accountants, attorneys, existing or prospective lenders, investment bankers, accountants, underwriters, ratings agencies, partners, consultants and other advisors in connection with the transactions contemplated by this Agreement (collectively, “Representatives”) to the extent that such Representatives reasonably need to know (in the disclosing party’s reasonable discretion) such information and data in order to assist, and perform services on behalf of, the disclosing party; (ii) to the extent required by any applicable statute, law, regulation or Governmental Authority (including, but not limited to, Form 8-K and other reports and filings required by the SEC and other regulatory entities, as described in EXHIBIT I) or by any securities exchange upon which Talon or Talon OP’s securities trade; (iii) in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement or otherwise relating to the Project; (iv) to the extent such disclosure is required or appropriate in connection with any securities offering or other capital markets or financing transaction undertaken by Talon or Talon OP; (v) to the extent such information and data become generally available to the public other than as a result of disclosure by such party or its agents or Representatives; (vi) to the extent such information and data become available to such party or its agents or Representatives from a third party who, insofar as is known to such party, is not subject to a confidentiality obligation to the other party hereunder; and (vii) to the extent necessary in order to comply with each party’s respective covenants, agreements and obligations under this Agreement.  In the event the transactions contemplated by this Agreement shall not be consummated, such confidentiality shall be maintained indefinitely.  Acquiror shall also have the right to issue a press release upon the consummation of the transactions described in this Agreement.

6.3.

Return of Documents.  If Acquiror fails to close the transaction which is the subject matter of this Agreement for any reason, Acquiror shall return all documents supplied to Acquiror by Contributor.

7.

TITLE AND SURVEY MATTERS.

7.1.

Conveyance of Title.  At Closing, Contributor agrees to deliver to Acquiror a limited warranty deed (“Warranty Deed”), in recordable form, conveying the Project to Subsidiary or Acquiror’s assignee or designee, free and clear of all liens, claims and encumbrances except for the following items (the “Permitted Exceptions”):  (i) those matters listed on EXHIBIT J; (ii) those additional matters that may be specifically approved, in writing, by Acquiror; and (iii) the rights of Tenants as tenants under the Leases.

7.2.

Title Commitment.  Prior to the Contract Date, Acquiror shall have obtained title commitment, together with copies of all recorded documents evidencing title exceptions raised in Schedule B thereof (the “Title Commitment”) issued by Guaranty Commercial Title Inc., as agent for Stewart Title Insurance Company (the “Title Company”), for an owner’s title insurance policy (the “Title Policy”), with respect to the Project.  It shall be an Acquiror’s Condition Precedent that the Title Policy (or “marked-up” title commitment) shall be in the form described in this Section 7.2 and have all standard and general printed exceptions deleted so as to afford full “extended form coverage” (to the extent available in the applicable jurisdiction), and, if and to the extent allowable or available in the applicable jurisdiction, shall further include an owner’s comprehensive endorsement, ALTA Zoning Endorsement No. 3.1 (including parking); an endorsement certifying that the bills for the real estate taxes pertaining to the Land and Improvements do not include taxes pertaining to any other real estate; an access endorsement; a contiguity endorsement, if applicable; a subdivision or plat act endorsement; a survey endorsement; and other such commercially reasonable endorsements as Acquiror may require.  As an Acquiror’s Condition Precedent, the Title Commitment shall be later-dated to cover the Closing and the recording of the Warranty Deed, and the Title Company shall deliver a profroma Title Policy (or “marked-up” title commitment) to Acquiror concurrently with the Closing.  All costs and expenses relating to the Title Commitment shall be paid by Contributor, including, without limitation, search, continuation and update fees.  The cost of the Title Policy shall be paid by Acquiror, including, without limitation, all title insurance premiums and endorsements.

7.3.

Survey.  Prior to the Contract Date Contributor shall provide Acquiror a copy of all existing surveys in its possession with respect to the Project.  Acquiror, at Acquiror’s cost, may obtain an updated survey of the Project (the “Survey”), prepared by a surveyor(s) duly registered in the State of Minnesota.

7.4.

UCC Searches.  Prior to Closing, Acquiror, at Contributor’s cost, may obtain, or cause the Title Company to obtain, current searches of all Uniform Commercial Code financing statements filed with the applicable Secretary of State, or the appropriate county official, against Contributor, Contributor’s affiliates involved in the operation of the Project and the management agents for the Project.

7.5.

Defects and Cure.  The items described in this Sections 7.2, 7.3 and 7.4 are collectively referred to as “Title Evidence”.  Contributor shall render title to the Project free of the following Defects (the “Mandatory Cure Items”):  (A) voluntary liens, mortgages, deeds of trust or trust deeds securing obligations of Contributor (except those liens securing any Existing Mortgage, which in all events will be immediately paid off at Closing), whether described in the title commitment, or first arising or first disclosed by the Title Company to Contributor and Acquiror after the date of the Title Evidence, and whether or not specified by Acquiror in any notice; (B) any mechanics lien attributable to the period prior to the Closing Date or that first arises or is first disclosed by the Title Company to Contributor and Acquiror after the date of the title commitment, and that is based upon a written agreement between either (1) the claimant (a “Lien Claimant”) and any of Contributor, Contributor’s general partner(s) or a duly authorized managing agent of Contributor, or (2) the Lien Claimant and any other contractor, supplier or materialman with which Contributor, Contributor’s general partner(s) or its duly authorized managing agent has a written agreement; (C) judgment liens against any or all of Contributor and the Project; and (D) delinquent tax and assessment liens.  As an Acquiror’s Condition Precedent, such Mandatory Cure Items shall, at Contributor’s expense, be cured and removed by Contributor from the Title Evidence prior to Closing (or insured over by the Title Company, in form and substance reasonably satisfactory to Acquiror).  If by the Closing, Contributor fails to so cure all Mandatory Cure Items, or if Contributor fails to cause all Mandatory Cure Items to be insured over by the Title Company (to Acquiror’s reasonable satisfaction), then Acquiror may either (x) terminate this Agreement by written notice to Contributor, in which event neither party shall have any further liability to the other hereunder, except as otherwise expressly provided herein; (y) cause the Title Company to insure and/or endorse over such Mandatory Cure Items, provided that the terms of such insurance and/or endorsements are reasonably satisfactory to Acquiror; or (z) proceed to close by deducting from the Contribution Consideration the amount necessary to cure such Mandatory Cure Items (if such Mandatory Cure Items are of a liquidated nature and an ascertainable monetary amount, or can be endorsed over by the Title Company by the payment or deposit in escrow of a liquidated and ascertainable amount).  If Acquiror fails to make an affirmative election of (x), (y) or (z) above prior to Closing, then Acquiror shall be conclusively deemed to have accepted title to the Project(s) in question, subject to the items- in question.

8.

REPRESENTATIONS AND WARRANTIES.

8.1.

Contributor and Recipients.  Contributor represents and warrants to Acquiror that, to the current, actual, subjective knowledge of Nedal Abdul Hajj (“Abdul”), the following matters are substantially true in all material respects as of the Contract Date and (subject to events which first transpire or knowledge which first becomes known to Abdul subsequent to the Contract Date) shall be substantially true in all material respects as of the Closing Date and covenants as follows; and each Recipient represents and warrants (but only as to itself) to Acquiror that the matters set forth in Sections 8.1.7 and 8.1.12 are substantially true in all material respects as of the Contract Date and shall be substantially true in all material respects as of the Closing Date:

8.1.1.

Contributor’s Deliveries.  All of Contributor’s Deliveries listed on EXHIBIT H and all other items delivered by Contributor pursuant to this Agreement, including, without limitation, those required pursuant to Sections 5, are true, accurate, correct and complete in all material respects, and fairly present the information set forth in a manner that is not materially misleading.  The copies of all documents and other agreements delivered or furnished and made available by Contributor to Acquiror pursuant to this Agreement include all of and the only Leases and other agreements relating to or affecting the ownership and operation of the Project, there being no “side” or other agreements, written or oral, in force or effect, to which Contributor is a party or to which the Project is subject.

8.1.2.

Defaults.  Contributor is not in default under any of the Major Repair Contracts, Contracts or Governmental Approvals (as such terms are defined in EXHIBIT H), nor has Contributor received any written notice alleging the existence of any such default.

8.1.3.

Contracts.  There are no contracts of any kind relating to the management, leasing, operation, maintenance or repair of the Project, except those Contracts and Major Repair Contracts listed on SCHEDULE 8.1.3.  Contributor has performed all material obligations required to be performed by it under all, and is not in default under any, of such Contracts or Major Repair Contracts.  Except as otherwise provided on SCHEDULE 8.1.3, all the Contracts and Major Repair Contracts may, by the express terms thereof (i) be assigned to Acquiror, by notice to such effect to the appropriate contract party, without penalty or other payment by Contributor or Acquiror and (ii) except for the Contract with Schindler Elevator, be terminated without penalty or other payment by Contributor (or its assignee, including Acquiror, or successor) upon no more than 30 days’ prior notice

8.1.4.

Employees.  None of Contributor’s employees at the Project is employed pursuant to a written agreement, and all employees may be terminated at will.  None of Contributor’s employees at the Project is a union employee.  Neither Contributor is a party to, nor is the Project subject to, any collective bargaining or other agreement or understanding with any labor union, and neither Contributor is privy to or involved in any labor or union controversy or other interaction of any kind.

8.1.5.

Litigation.  There are no pending or (to Contributor’s knowledge) threatened judicial, municipal or administrative proceedings affecting the Project or in which Contributor is or will be a party by reason of Contributor’s ownership or operation of the Project or any portion thereof, including, without limitation, proceedings for or involving collections, condemnation, eminent domain, alleged building code or environmental or zoning violations, or personal injuries or property damage alleged to have occurred on the Project or by reason of the condition, use of, or operations on, such Project.  No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending against Contributor, or to Contributor’s knowledge, threatened against Contributor, nor are any of such proceedings contemplated by Contributor.

8.1.6.

Financial Information.  All Operating Statements (as defined in EXHIBIT H) delivered by Contributor, and all of Contributor’s Records, are substantially complete, accurate, true and correct, in all material respects have been compiled in accordance with standard accounting principles; and accurately set forth the results of the operation of the Project for the periods covered.  There has been no material adverse change in the financial condition or operation of the Project since the period covered by the Operating Statements.

8.1.7.

Authority.  The execution and delivery of this Agreement by Contributor and the Recipients, and the performance of this Agreement by Contributor and the Recipients, have been duly authorized by Contributor and the Recipients, respectively, and this Agreement is binding on Contributor and the Recipients and enforceable against them in accordance with its terms.  The Contribution Consideration has been approved by Contributor and those of the Recipients with an interest in such Project.  The consent of any creditor, investor, partner, shareholder, tenant-in-common, judicial or administrative body, Governmental Authority, or other governmental body or agency, or other party required for such execution, delivery and performance by Contributor or any Recipient if any, shall be obtained prior to Closing.  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in a breach of, default under, or acceleration of, any agreement to which Contributor or any Recipient is a party or by which Contributor, any Recipient or the Project is bound; or (ii) violate any restriction, court order, agreement or other legal obligation to which any one or more of Contributor, any Recipient and the Project is subject.

8.1.8.

United States Person.  Contributor is a “United States Person” within the meaning of Section 1445(f)(3) of the Code, as amended, and shall execute and deliver an “Entity Transferor” certification at Closing.

8.1.9.

Bulk Sales.  The contribution of the Project to Acquiror hereunder and the consummation of the other transactions contemplated by this Agreement is not subject to retail sales tax or bulk sales obligation under applicable law.

8.1.10.

Existing Mortgage(s).  [Intentionally omitted.]

8.1.11.

Disclosure.  No representation or warranty made by Contributor in this Agreement, no exhibit attached hereto with respect to the Project, and no schedule contained in this Agreement contains any untrue statement of a material fact.

8.1.12.

Investment Representation. Each Recipient represents that its LP Units and Preferred Units (collectively, “Units”) are being acquired by it with the present intention of holding such Units for purposes of investment, and not with a view towards sale or any other distribution.  Each Recipient recognizes that it may be required to bear the economic risk of an investment in the Units for an indefinite period of time.  Each Contributor and each Recipient is an Accredited Investor.  Contributor and each Recipient have such knowledge and experience in financial and business matters so as to be fully capable of evaluating the merits and risks of an investment in the Units.  Each Recipient has been furnished with the informational materials described in Section 2.4 (collectively, the “Informational Materials”), and has read and reviewed the Informational Materials and understands the contents thereof.  The Recipients have been afforded the opportunity to ask questions of those persons they consider appropriate and to obtain any additional information they desire in respect of the Units and the business, operations, conditions (financial and otherwise) and current prospects of Talon OP and Talon.  The Recipients have consulted their own financial, legal and tax advisors with respect to the economic, legal and tax consequences of delivery of the Units and have not relied on the Informational Materials, Acquiror, Talon OP, Talon or any of their officers, directors, affiliates or professional advisors for such advice as to such consequences.  All of the Interest Holders in each Contributor are Accredited Investors. No Contributor or Recipient requires the consent of any Interest Holder (except where such consent has been obtained) in order to consummate the transactions contemplated by this Agreement, including, without limitation, to amend any partnership agreement, operating agreement, charter or other governing document of Contributor or any Recipient, and no Interest Holder has been solicited to approve the transactions contemplated by this Agreement.  All of the Contributors and Recipients are domiciled in (and, in the case of non-individual Recipients or Contributors, have their principal place of business in) the State of Minnesota.  All of the Contributors and Recipients acknowledge that Talon is not qualified as a real estate investment trust and may never obtain such qualification.

8.1.13.

Equity Interest. No partner of any Contributor has pledged or otherwise encumbered its respective equity interest in such Contributor.

8.1.14.

Ownership Structure. The direct and indirect ownership of each Contributor and each Recipient, including percentage interests of ownership, is as reflected on SCHEDULE 8.1.14.

8.1.15.

Tax-Related Issues. Contributor has filed or caused to be filed in a timely manner (within any applicable extension periods) all tax, information or other returns required to be filed by the Code or by applicable state, or local tax laws (collectively, “Tax Returns”) as of the date hereof.  Such Tax Returns are true, correct and complete in all material respects; and all federal, state or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, unemployment, disability, personal property, sales, use, transfer, registration, estimated, or other tax of any kind whatsoever, including any interest, penalty or other addition thereto, whether disputed or not, (collectively, “Taxes”) due, and Taxes due in respect of any person for which the Contributor had an obligation to withhold and/or otherwise pay over Taxes, have been timely paid in full or will be timely paid in full by the due date thereof (and whether or not shown on a Tax Return).  With respect to any taxable year for which a statute of limitations (or similar provision) has not yet run, none of the Tax Returns of the Contributor has been audited by a government or taxing authority, nor is any such audit or other proceeding in process, pending, threatened (either in writing or verbally, formally or informally), and no Contributor has received notice (either in writing or verbally, formally or informally) or expects to receive notice that it has not filed a Tax Return or not paid Taxes required to be filed, withheld, or paid by it.  Contributor has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662.  No claim has ever been made by an authority in a jurisdiction where Contributor does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

8.1.16.

Holding Periods; Use; Capital Expenditures.  For purposes of Code Sections 1223 and 857, Contributor has held its ownership interest in the Project for no less than four years prior to the Closing Date.  During the four-year period preceding the Closing Date, Contributor held the Project exclusively for the production of rental income and never held the Project primarily for sale in the ordinary course of Contributor’s trade or business.  If, at any time or from time to time during the four-year period preceding the Closing Date, Contributor has made capital expenditures with respect to the Project, and such expenditures are includible in the adjusted tax basis of such Project for federal income tax purposes as adjusted for depreciation and Code Section 179 expenses, then the aggregate amount of all such capital expenditures made during that four-year period are less than the amount that is 30% of the Contribution Consideration.

8.1.17.

Adjusted Tax Basis.  Contributor represents that SCHEDULE 8.1.17 attached hereto truly and accurately reflects its adjusted tax basis in the Project and the Existing Mortgages or other indebtedness allocable to or otherwise secured by such Project (as determined pursuant to Code Section 752 and the Treasury regulations thereunder).

8.1.18

Financial Statements.

(a)

Financial Statements Defined.  SCHEDULE 8.1.18(a) contains a true, correct and complete copy of the following:

(1)

the (A) audited balance sheet of the Project, on a consolidated basis, as of each of [_______, 20__ and _______, 20__] (the latter of such dates is the “Annual Balance Sheet Date” and such balance sheet as of the Annual Balance Sheet Date is the “Annual Balance Sheet”); (B) audited income statements of the Project, on a consolidated basis, for the fiscal year ended on each of the Annual Balance Sheet Date and [_______, 20__]; and (C) notes to the foregoing and the reports thereon of the Project’s independent auditors (collectively, the “Annual Financial Statements”); and

(2)

the unaudited (A) balance sheet of the Project, on a consolidated basis,] as of [_______, 20__] (such date is the “Interim Balance Sheet Date” and such balance sheet is the “Interim Balance Sheet”); and (B) income statement of the Project, on a consolidated basis, for the [__]-month period ended on the Interim Balance Sheet Date (collectively, the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”).

(b)

Financial Statements and Records.  The Financial Statements (1) were prepared in accordance with, and are consistent with, the books and records of the Project (which books and records are correct and complete in all material respects) and (2) fairly present, in all material respects, the assets, liabilities and financial condition of the Project at their respective dates and the results of operations of the Project for the respective periods covered thereby, except that the Interim Financial Statements are subject to normal year-end adjustments (which adjustments would not be material, individually or in the aggregate, and would be of a normal and recurring type) and do not have notes included therewith.  The financial records of the Project, all of which the Contributors have made available to Acquiror, are true, correct and complete in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

(c)

Undisclosed Liabilities.  No Contributor has any liability (and there is no reasonable basis for any present or future proceeding against any of them giving rise to any liability), except for any liability (1) set forth on the face of the Interim Balance Sheet (regardless of whether in any note thereto), (2) listed in SCHEDULE 8.1.18(c), (3) that has arisen in its ordinary course of business since the Interim Balance Sheet Date (which does not arise out of, relate to or result from and which is not in the nature of and was not caused by any breach of contract, breach of warranty, tort, infringement or other violation of applicable law) or (4) under this Agreement.

8.2.

Acquiror.  Except as set forth in the Talon’s filings with the SEC, Acquiror represents and warrants to Contributor that the following matters are true as of the Contract Date and shall be true as of the Closing Date:

8.2.1.

Talon OP has been at all times, and presently intends to continue to be, classified as a partnership or a publicly traded partnership taxable as a partnership for federal income tax purposes and not an association taxable as a corporation or a publicly traded partnership taxable as a corporation.

8.2.2.

Subsidiary is a limited liability company duly authorized and validly existing under Minnesota law and wholly owned by Acquiror, and the membership interest in Subsidiary owned by Acquiror are not subject to any lien, encumbrance or purchase option.  The person(s) signing this Agreement on behalf of Acquiror has the power and authority to enter into and perform this Agreement in accordance with its terms; and at the Closing, Acquiror’s execution and delivery of this Agreement and the consummation of the transaction described herein will have been duly authorized by all appropriate actions and proceedings.

8.2.3.

Talon OP, as of the execution of this Agreement, has outstanding 16,693,523 Partnership Units.  There are no outstanding rights to acquire Partnership Units of Talon OP.

8.2.4.

The execution and delivery of this Agreement by Talon OP, and the performance of this Agreement by Talon OP, has been duly authorized by Talon OP, and this Agreement is binding on Talon OP and enforceable against it in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained herein may be limited by applicable federal or state securities laws.  No consent of any member, judicial or administrative body, Governmental Authority, or other governmental body or agency, or other party to such execution, delivery and performance by Talon OP is required, except for the filing of a Form D with the SEC.  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in a breach of, default under the Partnership Agreement of Talon OP or any material agreement to which Talon OP is a party or by which Talon OP is bound; or (ii) violate any court order to which Talon OP is subject.

8.2.5.

The Units, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable.

8.2.6.

There are no pending or (to Talon OP’s knowledge) threatened material judicial, municipal or administrative proceedings affecting the issuance of the Units or in which Talon OP or Talon is or will be a party.  No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending against Talon OP or Talon, or to Talon OP’s knowledge, threatened against Talon OP or Talon.

8.2.7.

Except as could not reasonably be expected to have a material adverse effect on the business, assets liabilities, financial condition, property or results of operations of Talon OP, Talon OP is in compliance with all laws applicable to Talon OP and Talon is in compliance with all laws applicable to Talon.

8.2.8.

The financial statements of Talon included in the most recently filed Form 10-K of Talon with the SEC (1) were prepared in accordance with GAAP, (2) were prepared in accordance with, and are consistent with, the books and records of the Talon (which books and records are correct and complete in all material respects) and (3) fairly present, in all material respects, the assets, liabilities and financial condition of Talon at their respective dates and the results of operations of Talon for the respective periods covered thereby.

8.2.9.

Talon OP has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns.  Such Tax Returns are true, correct and complete in all respects; and all Taxes due, and Taxes due in respect of any person for which the Talon OP had an obligation to withhold and/or otherwise pay over Taxes, have been timely paid in full or will be timely paid in full by the due date thereof (and whether or not shown on a Tax Return).  With respect to any taxable year for which a statute of limitations (or similar provision) has not yet run, none of the Tax Returns of Talon OP has been audited by a government or taxing authority, nor is any such audit or other proceeding in process, pending, threatened (either in writing or verbally, formally or informally) or expected to be asserted with respect to Taxes (or the collection of Taxes) of Talon OP, and Talon OP has not received notice (either in writing or verbally, formally or informally) or expects to receive notice that it has not filed a Tax Return or not paid Taxes required to be filed, withheld, or paid by it.  Talon OP has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662.  No claim has ever been made by an authority in a jurisdiction where Talon OP does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

8.2.10.

Talon is a corporation duly organized, validly existing and in good standing under Utah law.

8.2.11.

Since June 7, 2013, Talon has filed all reports and other documents required by the Securities Act of 1933 and the Securities Exchange Act of 1934.  All such documents filed by Talon, as of the date they were filed, conformed in all material respects to the requirements of the Securities Act of 1933 or the Securities Exchange Act of 1934, as applicable.

The representations and warranties made in this Agreement by Contributor and in this Section 8.2 by Acquiror shall be deemed remade by Contributor, the Recipients or Acquiror, as the case may be, as of the Closing Date with the same force and effect as if, in fact, specifically remade at that time.  Except for the representations and warranties made by Contributor that are contained in Sections 8.1.17, which shall survive the Closing indefinitely, all representations and warranties made in this Agreement by Contributor or Acquiror shall survive the Closing for a period of six months.  None of the representations and warranties made by Contributor and Acquiror shall merge into any instrument of conveyance delivered at the Closing.  As used in this Agreement with respect to any representation or warranty, the “knowledge” of Contributor refers to the current, actual, subjective knowledge of Nedal Abdul Hajj (the “Executive”) and the “knowledge” of Talon OP means Matthew Kaminski and Eun Stowell, who, individually and in the aggregate, shall be charged with making reasonable inquiries as to the accuracy thereof to their partners, fellow shareholders and fellow members, as the case may be, and to the partners, officers, employees, managers, contractors, agents and representatives of Contributor and its partners, shareholders or members, as the case may be, and the actual and constructive knowledge of such parties will be imputed to Executive.  Notwithstanding anything to the contrary contained in this Agreement, the effect of the representations and warranties made in this Agreement by Contributor shall not be diminished, abrogated or deemed to be waived by the basic project inspection, assessment(s), or any other inspections or investigations made by or on behalf of Acquiror.

9.

ADDITIONAL CONDITIONS PRECEDENT TO CLOSING.

9.1.

Acquiror’s Conditions Precedent.  In addition to the other conditions enumerated in this Agreement, the following shall be additional Acquiror’s Conditions Precedent:

9.1.1.

Physical Condition.  The physical condition of the Project shall be substantially the same on the Closing Date as on the date Acquiror inspected the Project, reasonable wear and tear excepted.

9.1.2.

Pending Actions.  At Closing, there shall be no administrative agency, litigation or governmental proceeding of any kind whatsoever, pending or threatened, that, after Closing, would, in Acquiror’s sole and absolute discretion, materially and adversely affect the value or marketability of the Project, or the ability of Acquiror to operate any or all of the Project in the manner it is being operated on the Contract Date.

9.1.3.

Real Estate Taxes.  As of the Closing Date, there shall have been no actual or pending reassessment to increase the value of the Project for the purpose of calculating real estate taxes or any increase in the real estate tax rate applicable to the Project.

9.1.4.

Zoning.  On the Closing Date, no proceedings shall be pending or threatened that could or would involve the change, redesignation, redefinition or other modification of the zoning classifications of (or any building, environmental, or code requirements applicable to) the Project, or any portion thereof, or any property adjacent to the Project.

9.1.5.

Flood Insurance.  As of the Closing Date, if the Project is located in a flood plain, Acquiror shall have obtained flood plain insurance in form and substance acceptable to Acquiror.

9.1.6.

Utilities.  On the Closing Date, no moratorium or proceeding shall be pending or threatened affecting the availability, at regular rates and connection fees, of sewer, water, electric, gas, telephone or other services or utilities servicing the Project.

9.1.7.

Existing Mortgage. Contributor shall provide to Acquiror a pay-off letter (the “Pay-Off Letter”) issued by each mortgagee holding an existing mortgage encumbering the property as of the date of this Agreement (each, an “Existing Mortgage”), setting forth the amount of principal and interest outstanding on the Closing Date.  Contributor shall also provide a statement of account from each other creditor holding any Existing Mortgage, setting forth the amount necessary to retire such Existing Mortgage, which such statement(s) of account shall also constitute Pay-Off Letters for purposes of this Agreement.

9.1.8.

Bankruptcy.  As of the Closing Date, neither any Contributor nor the Project is the subject of any bankruptcy proceeding for which approval of this transaction has not been given and issued by the applicable bankruptcy court.

9.1.9.

Representations and Warranties True.  The representations and warranties of Contributor contained in this Agreement shall be true and correct as of the Closing Date in all respects.

9.1.10.

Covenants Performed.  All covenants of Contributor required to be performed on or prior to the Closing Date shall have been performed, in all material respects.

9.1.11.

Occupancy Rate.  The occupancy rate of the Project being acquired on the Closing Date shall be as indicated on the Rent Roll delivered by Contributor at Closing (based on the aggregate rentable square footage with respect to such Project and excluding basement, sub-basement and Great Hall).

9.1.12.

Financial Information.  Acquiror shall have received sufficient financial statements and information from Contributors to permit Acquiror to comply with its obligations under federal and state securities laws, including those for the filing of all Form 8-Ks in connection with the transactions contemplated hereby.

9.1.13.

First Mortgage Loan Financing.  On or before the Closing Date, Acquiror shall have received a commitment for a first mortgage loan on the Project (the “First Mortgage Loan”) in an amount and on terms and conditions acceptable to Acquiror in its sole discretion.  At Closing, Acquiror shall have received the proceeds of the First Mortgage Loan on terms and conditions acceptable to Acquiror in its sole discretion.

9.2.

Contributor’s Additional Conditions Precedent.  The following shall be additional Contributor’s Conditions Precedent:

9.2.1.

Representations and Warranties.  The representations and warranties of Acquiror contained in this Agreement shall be true and correct as of the Closing Date, in all respects, as though such representations and warranties were made on such date.

9.2.2.

Covenants. All covenants of Acquiror required to be performed on or prior to the Closing Date shall have been performed, in all material respects.

10.

LEASES-CONDITIONS PRECEDENT, COVENANTS AND WARRANTIES WITH RESPECT THERETO.

10.1.

Warranties as to Leases.  With respect to each of the tenants listed on the Rent Roll (as defined in Exhibit H) provided to Acquiror by Contributor and any other tenants leasing space in any or all of the Project as of the Closing Date (collectively, the “Tenants”), Contributor represents and warrants to Acquiror that, to Contributor’s knowledge (subject to any events or information first occurring or becoming known subsequent to the Contract Date), as of the Closing Date as follows:

10.1.1.

Each of the Leases is in full force and effect strictly according to the terms set forth therein and in the Rent Roll, and has not been modified, amended, or altered, in writing or otherwise.  To Contributor’s knowledge, each Tenant is legally required to pay all sums and perform all obligations set forth in the Leases, without concessions, abatements, offsets or other bases for relief or adjustment;

10.1.2.

All obligations of the lessor under the Leases that accrue to the date of Closing have been performed, including, but not limited to, all required tenant improvements, cash or other inducements, rent abatements or moratoria, installations and construction (for which payment in full has been made in all cases), and each Tenant has accepted lessor’s performance of such obligations.  The transaction described herein will not result in a default or an event that, with the giving of notice or the passing of time, or both, will result in a default by the landlord under any Lease.  No Tenant has asserted (in writing) any offsets, defenses or claims available against rent payable by it or other performance or obligations otherwise due from it under any Lease.  Contributor has no obligation to perform any tenant improvement for any Tenant other than as set forth in the Leases;

10.1.3.

No Tenant is in default under or is in arrears in the payment of any sums or in the performance of any obligations required of it under its Lease.  No Tenant has prepaid any rent or other charges;

10.1.4.

During the 18-month period immediately preceding the Contract Date, and continuing thereafter to and through the Closing Date:  (i) no Tenant has, at any time, been more than 30 days delinquent in its respective payment of any and all sums due under the terms of its respective Lease; (ii) no Tenant has requested (in writing) that Contributor provide that Tenant with any reduction in the Tenant’s monetary obligations under its Lease; (iii) no Tenant has expressed to Contributor (in writing) any weakness or material decline in that Tenant’s financial condition, nor has any Tenant requested (in writing) that Contributor, in its capacity as landlord, permit the Tenant to sublease its leased premises, or assign its Lease, or terminate its Lease on an accelerated basis; (iv) Contributor has not “written off” any delinquent sums owed by any Tenant to satisfy its obligation to contribute to the payment of real estate taxes, common area maintenance charges, and insurance premiums; and (v) Contributor has not had (nor is it currently engaged in) any dispute (evidenced in writing) with any Tenant concerning that Tenant’s obligations to make payments under the terms of its Lease toward real estate taxes, insurance premiums and common area maintenance charges or other charges imposed under its Lease;

10.1.5.

[Intentionally omitted];

10.1.6.

Neither base rent (“Base Rent”), nor regularly payable estimated Tenant contributions or operating expenses, insurance premiums, real estate taxes, common area charges, and similar or other “pass through” or non-base rent items including, without limitation, cost-of-living or so-called “C.P.I.” or other such adjustments (collectively, “Additional Rent”), nor any other item payable by any Tenant under any Lease has been prepaid for more than one month nor shall it be prepaid between the Contract Date and the Closing Date for more than one month;

10.1.7.

No guarantor(s) of any Lease has been released or discharged, partially or fully, voluntarily or involuntarily, or by operation of law, from any obligation under or in connection with any Lease or any transaction related thereto;

10.1.8.

There are no brokers’ commissions, finders’ fees, or other charges payable or to become payable to any third party on behalf of Contributor as a result of or in connection with any Lease or any transaction related thereto;

10.1.9.

No Tenant or any other party has asserted (in writing) any claim (other than for customary refund at the expiration of a Lease) to all or any part of any security deposit.  Other than as set forth in the Rent Roll, Contributor has not applied any security deposit proceeds for its own benefit with respect to any current Tenant;

10.1.10.

No Tenant has, by virtue of any agreement or understanding other than its Lease, any purchase option with respect to the Project, or any portion thereof, or any right of first refusal to purchase the Project, or a portion thereof, whether triggered by the transactions contemplated by this Agreement or by a subsequent sale of the Project or a portion thereof.  No Tenant has, by virtue of any agreement or understanding other than a Lease any of the following (a) the right or option to expand its tenancy into space at the Project other than the space that such Tenant is currently occupying; (b) the right or option to terminate its Lease; and (c) the right or option to contract the space at the Project that such Tenant is currently occupying;

10.1.11.

Except as indicated in the Rent Roll, no Tenant has sublet its leased premises; (B) no assignment of any interest in a Lease has been made by any Tenant; and (C) there are no outstanding written requests from any Tenants to Contributor, requesting any consent to an assignment of the Tenant’s Lease or to a sublease of all or some portion of a Tenant’s leased premises; and

10.1.12.

Except as described in SCHEDULE 10.1.12, no controversy, complaint, negotiation or renegotiation, proceeding, suit or litigation relating to all or any of the Leases, is pending whether in any tribunal or by written notice from a Tenant.  Contributor acknowledges that it is and shall remain responsible after the Closing Date for defending (or continuing) any such suit, proceeding or other matter relating to periods prior to the Closing Date, and all damages, loss, expenses and costs related thereto, and Contributor shall be entitled to retain all damages, fees and other claims awarded to Contributor pursuant to any such suit or proceeding.

Contributor hereby indemnifies, defends and holds Acquiror harmless from and against all loss, damage, liability, cost, expense (including, but not limited to, reasonable fees of attorneys of Acquiror’s choice) and charges which Acquiror may incur, or to which Acquiror may become subject, as a consequence of any breach of the warranties contained in this Section 10.  The foregoing indemnity shall survive the Closing for a period of six (6) months, and shall not merge into any conveyancing documents delivered at Closing; provided, however, that if a claim has been made prior to the expiration of the survival period, the foregoing indemnity shall survive with respect to the subject matter of such claim pending resolution and satisfaction of such claim.

10.2.

Estoppel Certificates from Tenants.  It shall be an Acquiror’s Condition Precedent that Contributor shall have obtained and delivered to Acquiror or Subsidiary, on or prior to the Closing Date, a tenant’s estoppel certificate (the “Estoppel Certificate”), dated no earlier than 30 days prior to the Closing Date, from each of the Tenants.  The Estoppel Certificate shall be certified to Subsidiary and any other party designated by Acquiror.  If Contributor is unable to obtain an Estoppel Certificate from any Tenant, Acquiror’s sole remedy shall be to either (i) terminate this Agreement because of non-satisfaction of an Acquiror’s Condition Precedent; or (ii) proceed to close and accept Contributor’s own Estoppel Certificate (to be given at Contributor’s option) with respect to the Lease and tenancy for which Contributor fails to procure an Estoppel Certificate from the relevant Tenant (and any Estoppel Certificate so executed by Contributor shall also be tailored, in a manner mutually and reasonably acceptable to Subsidiary and Contributor, to reflect its issuance by the landlord, rather than the Tenant in question).  Each such Estoppel Certificate shall be substantially in the form attached hereto as EXHIBIT L.

10.3.

Payment of Leasing Costs.  Contributor shall pay, and retains sole and exclusive responsibility for, all expenses incurred or imposed in connection with, or arising out of, the negotiation, execution and delivery of the Leases, including, without limitation, brokers’ commissions (excluding those applicable, if any, to future expansions or renewals by Tenant), leasing fees and recording fees (as well as the cost of all tenant improvements not paid for by Tenants), which are actually due and payable prior to the Closing Date; and Contributor shall be deemed to have certified and warranted payment of all of such expenses to Subsidiary at the Closing.

11.

CLOSING DELIVERIES.

11.1.

Contributor’s.  At Closing (or such other times as may be specified below), Contributor shall deliver or cause to be delivered to Acquiror or Subsidiary, as applicable, the following, in form and substance acceptable to Acquiror or Subsidiary, as applicable:

11.1.1.

Deed.  Limited Warranty Deed, executed by the applicable Contributor, in recordable form conveying the Project to Subsidiary free and clear of all liens, claims and encumbrances except for the Permitted Exceptions and corresponding state, county and municipal transfer tax declaration forms, as the case may be;

11.1.2.

Bill of Sale.  Warranty Assignments and Bills of Sale, each executed by the applicable Contributor, assigning, conveying and warranting to Subsidiary title to the Personal Property and Inventory, free and clear of all encumbrances, other than the Permitted Exceptions, and assignments of title to all vehicles, if any, included in the Personal Property, together with the original certificates of title thereto;

11.1.3.

General Assignment.  An assignment, executed by Contributor, to Subsidiary of all right, title and interest of Contributor and its agents in and to the Intangible Personal Property (including, but not limited to, the Governmental Approvals, as defined in EXHIBIT H);

11.1.4.

Assignment of Contracts/Warranties.  An assignment, executed by Contributor and Subsidiary, of Contributor’s right, title and interest in and to those of the Contracts and Major Repair Contracts that will remain in effect after Closing (collectively, the “Assigned Contracts”) to Subsidiary, with (i) the agreement of Contributor to indemnify, protect, defend and hold the Acquiror Indemnified Parties harmless from and against any and all claims, damages, losses, suits, proceedings, costs and expenses (including, but not limited to, reasonable attorneys’ fees) arising in connection with the Assigned Contracts and relating to the period of time prior to Closing and (ii) the corresponding agreement of Subsidiary to indemnify, protect, defend and hold Contributor harmless for claims arising in connection with the Assigned Contracts and relating to the period of time from and after the Closing (“Assignment of Contracts”).  Contributor shall also assign, in accordance with the relevant terms of such guarantees and warranties, all guarantees and warranties given to Contributor, that have not expired (either on a “claims made” or “occurrences” basis), in connection with the operation, construction, improvement, alteration or repair of all or any portion of the Project (collectively, “Existing Warranties”);

11.1.5.

Assignment of Leases and Estoppel Certificates.  An assignment of Contributor’s right, title and interest in and to the Leases (including all security deposits and/or other deposits thereunder) to Subsidiary, with the reciprocal indemnity provisions described in Section 11.1.4 (“Assignment of Leases”), together with the Estoppel Certificates (in Contributor’s possession) of all Tenants in conformity with Section 10.2;

11.1.6.

Keys.  Keys to all locks located at the Project;

11.1.7.

Affidavit of Title and ALTA Statement.  A seller’s affidavit (or comparable document) as required by the Title Company as a condition to the deletion of the standard exceptions of Schedule B, Section 2 of the Title Policy, executed by Contributor and in form and substance acceptable to the Contributor, Title Company and to Subsidiary;

11.1.8.

Letters to Tenants.  Letters, to be sent by certified mail, return receipt requested, executed by the applicable Contributors, and, if applicable, its management agent, and Subsidiary, addressed to all Tenants (with the return receipt addressed to Subsidiary), in the form of EXHIBIT N;

11.1.9.

Title Policies.  The proforma Title Policy (or “marked-up” title commitment) issued by the Title Company, dated as of the Closing Date in the amount of the Contribution Consideration, in accordance with the requirements of Section 7 (it being understood that Contributor will provide any certificates or undertakings required in order to induce the Title Company to insure over any “gap” period resulting from any delay in recording of documents or later-dating the title insurance file);

11.1.10.

Original Documents.  To the extent not previously delivered to Acquiror or Subsidiary, originals of the Records, Leases, Assigned Contracts and certificates of occupancy (or comparable permits or licenses) or other Governmental Approvals;

11.1.11.

Closing Statement.  A closing statement conforming to the proration and other relevant provisions of this Agreement (the “Closing Statement”) duly executed by Contributor;

11.1.12.

Entity Transfer Certificate.  Entity transfer certifications confirming that each Contributor is a “United States Person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended;

11.1.13.

Rent Roll.  A Rent Roll, prepared as of the Closing Date, certified by Contributor to be true, complete and correct through the Closing Date;

11.1.14.

Partnership Agreement Documents.  The Partnership Adoption Materials, as well as the documents that are referred to in Section 8.7 of the Partnership Agreement (or any similar provision in any amendment to the Partnership Agreement) in connection with the admission of an additional limited partner, each of such documents to be duly executed by Contributor or other person or entity receiving Units hereunder, if necessary;

11.1.15.

Pay-Off Letters.  The Pay-Off Letters with respect to the Existing Mortgage;

11.1.16.

LP Unit Schedule.  The LP Unit Schedule, duly executed by Contributor (if required);

11.1.17.

Organizational Documents.  Certificate of Limited Partnership (or similar organizational document) for each Contributor and Recipient, certified by the Secretary of State of the state pursuant to the laws of which each such Contributor or Recipient, as the case may be, was organized.  Good standing certificates for each Contributor and Recipient, certified by the Secretary of State of the state of organization and the state in which such Contributor and Recipient has its principal place of business;

11.1.18.

Financial Statements.  Sufficient financial statements and information to permit Talon to comply with its obligations under federal and state securities laws, including those for the filing of all Form 8-Ks in connection with the transactions contemplated hereby; and

11.1.19.

Other.  Such other documents and instruments as may reasonably be required by Acquiror or Subsidiary (including, without limitation, those of the Contributor’s Deliveries in Contributor’s possession or control that have not previously been delivered to Acquiror or Subsidiary), its (or its underwriters’ or lenders’) counsel or the Title Company and that may be necessary to consummate the transaction that is the subject of this Agreement and to otherwise give effect to the agreements of the parties hereto.

11.2.

Acquiror’s and Subsidiary’s.  As a condition precedent to Contributor’s obligation to close (“Contributor’s Condition Precedent”), Acquiror or Subsidiary, as applicable, shall cause to be delivered to Contributor the following, each in form and substance reasonably acceptable to Contributor, Subsidiary and Acquiror and their respective counsel:

11.2.1.

Partnership Agreement.  A copy of the Partnership Agreement;

11.2.2.

Amendment.  The Amendment;

11.2.3.

Authorizing Resolutions. A copy, certified by the secretary of Talon, of the resolution of Talon’s board of directors, authorizing the transaction described herein (plus organizational documents);

11.2.4.

Assignment of Contracts.  An Assignment of Contracts, duly executed by Subsidiary;

11.2.5.

Assignment of Leases.  An Assignment of Leases, duly executed by Subsidiary;

11.2.6.

Closing Statement.  A Closing Statement, duly executed by Subsidiary;

11.2.7.

Assignment.  The Assignment.

11.2.8.

Contract Notices.  To the extent reasonably requested by Contributor, notices to parties to Contracts, Major Repair Contracts and Existing Warranties that are being assigned to Subsidiary pursuant to this Agreement, duly executed by Subsidiary;

11.2.9.

LP Unit Schedule.  The LP Unit Schedule;

11.2.10.

Tenant Letters.  The Tenant Letters, duly executed by Subsidiary;

11.2.11.

Certain Acknowledgments.  The written acknowledgments of Talon OP and Talon with respect to their respective obligations under this Agreement.

11.2.12.

Acknowledgement of Contributor Performance.  The written acknowledgment by Acquiror that (i) Contributor has provided or made available all information and documents required under this Agreement, and (ii) that all conditions precedent to Acquiror’s obligation to close hereunder have either been satisfied or waived, and (iii) all representations and warranties of Contributor hereunder are either true and correct, to the knowledge of Acquiror, or have been waived and released by Acquiror; and

11.2.13.

Other.  Such other documents and instruments as may reasonably be required by Contributor, the Recipient or its or their respective counsel or the Title Company and that are necessary to consummate the transaction which is the subject of this Agreement and to otherwise effect the agreements of the parties hereto.

12.

PRORATIONS AND ADJUSTMENTS.

The following shall be prorated and adjusted between Contributor and Subsidiary as of the Closing Date, except as otherwise specified:

12.1.

The amount of all security and other Tenant deposits, and interest due thereon, if any, shall be credited to Subsidiary or paid to Subsidiary at Closing.  Any non-cash securities and documents deposited for such purposes shall be transferred to Subsidiary at Closing;

12.2.

Subsidiary and Contributor shall divide the cost of any closing escrow fee charged by the Title Company hereunder equally between them;

12.3.

All utility expenses, including water, fuel, gas, electricity, telephone, sewer, trash removal, heat, and other services furnished to or provided for the Project shall be prorated between Contributor and Subsidiary on a daily basis as of the Closing Date, with Contributor paying those allocable to the period preceding the Closing Date and Subsidiary being responsible for those allocable to the period commencing on the Closing Date;

12.4.

General real estate taxes applicable to any of the Project due and payable in the year of Closing shall be prorated between Contributor and Subsidiary on a daily basis as of the Closing Date, with Contributor paying those allocable to the period prior to the Closing Date and Subsidiary being responsible for those allocable to the period commencing on the Closing Date;

12.5.

Subsidiary shall assume in full all new and special assessments (and charges in the nature of or in lieu of such assessments) that are assessed and levied with respect to any of the Land as of the Closing Date.  Subsidiary shall assume all special assessments (and charges in the nature of or in lieu of such assessments) pending with respect to any of the Land as of and levied after the Closing Date;

12.6.

Personal property taxes applicable to any of the Personal Property due and payable in the year of Closing shall be prorated between Contributor and Subsidiary on a daily basis as of the Closing Date based upon a calendar year, with Contributor paying those allocable to the period prior to the Closing Date and Subsidiary being responsible for those allocable to the period commencing on the Closing Date;

12.7.

All sums accruing prior to the Closing Date under the existing promissory notes, Existing Mortgage and existing loan documents shall be paid by (and shall be the responsibility of) Contributor, including, without limitation, all prepayment penalties and any interest in respect of the period following Closing with respect to the prepayment at Closing;

12.8.

Commissions of leasing and rental agents for, and tenant improvement costs related to, any Lease entered into as of or prior to the Closing Date, with respect only to base lease term (but not for future expansions, renewals, or otherwise) which are due and payable on or before the Closing Date shall be paid in full at or prior to Closing by Contributor, without contribution or proration from Subsidiary;

12.9.

All rent and other charges payable by Tenants under the Leases shall be prorated as of the Closing Date between Contributor and Subsidiary on a daily basis, with Contributor retaining those allocable to the period prior to the Closing Date and Subsidiary receiving those allocable to the period commencing on the Closing Date.  The parties acknowledge that Subsidiary has received on the Closing Statement a credit in the amount of the Rent Payment.  If at Closing a Tenant is delinquent in any payment required under its Lease, then, to the extent Subsidiary receives after Closing from such Tenant amounts in excess of all rent and other charges payable by such Tenant to Subsidiary pursuant to the subject Lease, Subsidiary shall pay such excess to Contributor.  Notwithstanding the foregoing, Subsidiary shall have no obligation to seek or collect any such delinquent amount;

12.10.

Contributor shall pay all state deed tax regarding the Warranty Deed to be delivered by Contributor to Subsidiary.  Subsidiary shall pay the cost of recording the Warranty Deed;

12.11.

Contributor will pay all service charges for and costs of the Title Evidence, except that Subsidiary will pay all premiums required for the issuance of the Title Policy described in Section 7.2;

12.12.

All other operating costs of the Project shall be prorated between Contributor and Subsidiary on a daily basis as of the Closing Date, with Contributor paying those allocable to the period prior to the Closing Date and Subsidiary being responsible for those allocable to the period commencing on the Closing Date.  To the extent any operating expenses of the Project (including real estate taxes and special assessments) are reimbursable by Tenants under the Leases, Subsidiary shall pay to Contributor the amount of such operating expenses actually paid by Contributor and reimbursable (but not yet reimbursed) by such Tenants under the Leases, and Subsidiary thereafter may collect and retain all Tenant reimbursements; and;

12.13.

Contributor shall pay all fees and expenses imposed by Contributor’s accountants and attorneys in connection with this Agreement and the transaction contemplated hereunder and Subsidiary shall pay all fees and expenses imposed by Acquiror’s accountants and attorneys in connection with this Agreement and the transaction contemplated hereunder.

In the event of a discrepancy between the Closing Statement and the prorations described above, the Closing Statement shall govern in all events. For purposes of calculating prorations, Subsidiary shall be deemed to be in title to the Project, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire Closing Date.  Subject to Section 12.10 above with respect to delinquent rents, amounts received by Subsidiary with respect to any period of time from and after the Closing Date shall belong to Subsidiary. All such prorations shall be made on the basis of the actual number of days of the year and month that shall have elapsed as of the Closing Date.  Bills received after Closing that relate to expenses incurred, services performed or other amounts allocable to the period prior to the Closing Date shall be paid, in cash, by Contributor, to the extent due and owing.  Distributions in respect of the LP Units acquired by the LP Unit Recipients shall begin to accrue from and after the Closing Date (notwithstanding the fact that such date may not be the applicable record date under the Partnership Agreement), and the amount of distributions paid or to be paid to the LP Unit Recipients for any quarter shall be prorated accordingly.  The terms of this Section 12 shall survive the Closing for a period of six (6) months and shall not merge into any conveyancing documents delivered at Closing.

13.

DEFAULT.

13.1.

Default by Contributor.  If any of Contributor’s or any Recipient’s representations and warranties contained herein shall not be substantially true and correct on the Closing Date, or if Contributor or any Recipient fails to perform any of the covenants and agreements contained herein to be performed by Contributor  (including Contributor’s obligation to close), or any Recipient, as the case may be, or if any of the Acquiror’s Conditions Precedent shall not have been satisfied, Acquiror may elect:  (x) in the event the Closing has not occurred, to close, in which event Acquiror may file an action for specific performance to compel Contributor or the applicable Recipients, as the case may be, to cure all or any of such default(s), in whole or in part; or (y) in the event the Closing has occurred, to pursue whatever remedies it may have at law or in equity.  Notwithstanding anything to the contrary herein, in any action for damages, Acquiror shall be entitled to recover actual (but not consequential) damages suffered by Acquiror by reason of Contributor’s and any of the Recipient’s defaults hereunder and/or any delay occasioned thereby, and any claims by Acquiror for a breach of representations or warranties shall be subject to the six month limitation provided in Sections 8.2.2 and 10.1.12.  The remedies of Acquiror set forth in this Section 13.1 shall be in addition to remedies otherwise provided in this Agreement but shall otherwise be exclusive of any other remedies at law or equity, however Acquiror’s rights and remedies under this Agreement shall always be non-exclusive and cumulative and that the exercise of one remedy or form of relief available to Acquiror hereunder shall not be exclusive or constitute a waiver of any other.

13.2.

Default by Acquiror or Subsidiary. In the event Acquiror or Subsidiary defaults in its respective obligations to acquire the Project, then Contributor’s sole and exclusive remedy shall be to terminate this Agreement.  Contributor shall have no other remedy for any default by Acquiror or Subsidiary.

13.3.

Indemnification of Acquiror.  Contributor shall and does hereby indemnify, protect, defend and hold Subsidiary, Talon OP, Talon, and all officers, directors, employees, agents, advisors, members, equityholders, shareholders and partners, as the case may be, thereof (the “Acquirior Indemnified Parties”) harmless from and against any claims, losses, demands, liabilities, suits, costs and damages suffered by the Acquiror Indemnified Parties, including consequential as well as actual damages and attorneys’ fees of counsel selected by the Indemnified Parties and other costs of defense, incurred, arising against, or suffered by, the Acquiror Indemnified Parties or their assigns as a direct or indirect consequence of (i) any breach of any representation, warranty or covenant made in this Agreement by Contributor (subject to the six month survival limitation provided in Sections 8.2.2 and 10.1.12), or any other default by Contributor, whether discovered before or after the Closing, or (ii) any default claim, action or omission arising or alleging to arise under the Existing Mortgage loan documents and relating to the period prior to the Closing, whether asserted before or after the Closing, or (iii) any event or transaction occurring on or in relation to the Project prior to Closing, of which Nedal Abdul-Hajj has actual, subjective knowledge, which creates or imposes a legal obligation binding upon Talon OP or the Subsidiary, that is not otherwise provided for in this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, the effect of the foregoing indemnity shall not be diminished, abrogated or deemed to be waived by the basic project inspection, assessment(s), or any other inspections or investigations made by or on behalf of Acquiror.

13.4.

Indemnification of Contributor.  Acquiror shall and does hereby indemnify, protect, defend and hold Contributor, and all officers, directors, employees, agents, advisors, members, equityholders, shareholders and partners, as the case may be, thereof (the “Contributor Indemnified Parties”) harmless from and against any claims, losses, demands, liabilities, suits, costs and damages suffered by the Contributor Indemnified Parties, including consequential as well as actual damages and attorneys’ fees of counsel selected by the Contributor Indemnified Parties and other costs of defense, incurred, arising against, or suffered by, the Contributor Indemnified Parties or its assigns as a direct or indirect consequence of (i) any breach of any representation, warranty or covenant made in this Agreement by Acquiror, or any other default by Acquiror under this Agreement, whether discovered before or after the Closing or (ii) matters arising after the Closing Date with respect to the Project.

14.

SUCCESSORS AND ASSIGNS.  The terms, conditions and covenants of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, no direct or indirect conveyance, assignment or transfer of any interest whatsoever of, in or to the Project or of this Agreement shall be made by Contributor or Talon OP during the term of this Agreement.  At Closing, Acquiror shall have the right to assign all of its right, title and interest under this Agreement to Subsidiary.  No such assignee shall accrue any obligations or liabilities hereunder until the effective date of such assignment.

15.

LITIGATION.  In the event of litigation between the parties with respect to the Project, this Agrement, the performance of their respective obligations hereunder or the effect of a termination under this Agreement, the losing party shall pay all costs and expenses incurred by the prevailing party in connection with such litigation, including, but not limited to, reasonable attorneys’ fees of counsel selected by the prevailing party.  The parties hereby further acknowledge and agree that in the event of litigation between them, as contemplated above, and the resolution of that litigation through compromise, settlement, or partial judgment, the court before which such litigation is initially brought shall have the right to allocate responsibility, between Contributor and Acquiror, for all costs and expenses (including, but not limited to, attorneys’ reasonable fees) incurred by both Contributor and Acquiror in the pursuit of that litigation resolved through compromise, settlement or partial judgment.  Notwithstanding any provision of this Agreement to the contrary, the obligations of the parties under this Section 15 shall survive termination of this Agreement and the Closing, if applicable, and shall not be merged into any of the conveyancing documents delivered at Closing.

16.

NOTICES.  Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Contributor and Acquiror as follows:

CONTRIBUTOR:

c/o Swervo Development Corporation

______________________________

______________________________

E-mail: _______________________

ACQUIROR:

Talon OP, L.P.

5500 Wayzata Boulevard, Suite 1070

Minneapolis, Minnesota 55416

Attn:  MG Kaminiski

E-mail: mk@talonreit.com

Notices shall be deemed properly delivered and received when and if either (i) personally delivered, including via email; or (ii) on the first business day after deposit with a commercial overnight courier for delivery on the next business day.  Any party may change its address for delivery of notices by properly notifying the others pursuant to this Section 16.

17.

BENEFIT.  This Agreement is for the benefit only of the parties hereto and their successors and assignees as permitted in Section 14 above and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.

18.

LIMITATION OF LIABILITY.  All liabilities and obligations of Acquiror under this Agreement shall be those of Acquiror only.  Contributor shall not, under any circumstances, look to any person or entity other than Acquiror, including, but not limited to, any affiliate of Acquiror, for performance or satisfaction of Acquiror’s obligations and liabilities in connection with this Agreement.  Without limiting the foregoing, none of Talon or any Affiliate of Acquiror or their respective members, partners and shareholders shall incur any liability under any document or agreement required in connection with this Agreement, and Acquiror shall not be required (in connection with this Agreement) to execute any document or agreement that does not expressly exculpate and release such parties and their respective successors, assigns, affiliates, officers, shareholders, partners, employees, agents and representatives from any liability or obligation arising out of, or in connection with, this Agreement. All liabilities and obligations of Contributor under this Agreement shall be those of Contributor only.  Acquiror shall not, under any circumstances, look to any person or entity other than Contributor, including, but not limited to, any affiliate of Contributor, for performance or satisfaction of Contributor’s obligations and liabilities in connection with this Agreement.  Without limiting the foregoing, no Contributor or their respective members, partners and shareholders shall incur any liability under any document or agreement required in connection with this Agreement, and Contributor shall not be required (in connection with this Agreement) to execute any document or agreement that does not expressly exculpate and release such parties and their respective successors, assigns, affiliates, officers, shareholders, partners, employees, agents and representatives from any liability or obligation arising out of, or in connection with, this Agreement.

19.

BROKERAGE.  Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with this transaction and that no broker, finder or other party is entitled to a commission, finder’s fee or other similar compensation as a result hereof.  Contributor hereby indemnifies, protects and defends and holds Acquiror harmless from and against all losses, claims, costs, expenses, damages (including, but not limited to, attorneys’ fees of counsel selected by Acquiror) resulting or arising from the claims of any broker, finder or other such party, claiming by, through or under the acts or agreements of Contributor.  Acquiror hereby indemnifies, defends and holds Contributor harmless from and against all losses, claims, costs, expenses, damages (including, but not limited to, attorneys’ fees of counsel selected by Contributor) resulting or arising from the claims of any broker, finder or other such party claiming by, through or under acts or agreements of Acquiror.  The obligations of this Section 19 shall survive any termination of this Agreement and the Closing, if applicable, and shall not be merged into any of the conveyancing documents delivered at Closing.

20.

FURTHER ASSURANCES.  All actions required to be taken pursuant to this Agreement to effectuate the transaction contemplated herein shall be taken promptly and in good faith by Contributor or Acquiror, as the case may be.  Contributor and Acquiror shall use their reasonable, diligent and good faith efforts, and shall reasonably cooperate with and assist the other in its efforts, to obtain or cause to be obtained, any and all consents and approvals of third parties (including, but not limited to, governmental authorities) that may be necessary in connection with the transaction contemplated hereby.  Contributor and Acquiror agree to (i) furnish with, or cause to be furnished to, the other party such documents or further assurances, and (ii) perform, or cause to be performed, such undertakings as the other party may reasonably request at any time in connection with (x) the transaction contemplated by, and (y) the respective obligations of Contributor, the Recipients and Acquiror, as the case may be, set forth in, this Agreement.

21.

AVAILABILITY OF RECORDS; AUDIT REPRESENTATION LETTER.  Upon Acquiror’s request, for a period of two years after Closing, Contributor shall (i) make the Records available to Acquiror for inspection, copying and audit by Acquiror’s designated accountants; and (ii) cooperate with Acquiror (without any third party expense to Contributor) in obtaining any and all permits, licenses, authorizations, and other Governmental Approvals necessary for the operation of the Project.  Without limitation of the foregoing in this Section 21, Contributor agrees to abide by the terms of EXHIBIT I.  At any time within two years after the Closing, Contributor further agrees to provide to the Acquiror’s designated independent auditor, upon request of Acquiror or such auditor:  (x) access (to the same extent to which Acquiror would be entitled to such access) to the books and records of the Project and all related information (including the information listed on EXHIBIT I) regarding the period for which Acquiror is required to have the Project audited under the regulations of the Securities and Exchange Commission, and (y) a representation letter delivered by each managing agent of the Project regarding the books and records of the Project, in substantially the form as attached hereto as EXHIBIT M.

22.

MISCELLANEOUS.

22.1.

Entire Agreement.  This Agreement constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals, in each case with respect to the transaction contemplated herein, are hereby superseded and rendered null and void and of no further force and effect.  Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

22.2.

Time of the Essence.  Time is of the essence of this Agreement.

22.3.

Conditions Precedent.  The waiver of any particular Acquiror’s Condition Precedent or Contributor’s Condition Precedent shall not constitute the waiver of any other.

22.4.

Construction.  This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Contributor and Acquiror have contributed substantially and materially to the preparation of this Agreement.  The headings of various Sections in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof.

22.5.

Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

22.6.

Partial Invalidity.  The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

22.7.

Expenses.  Except and to the extent as otherwise expressly provided to the contrary herein, Acquiror and Contributor shall each bear its own respective costs and expenses relating to the transactions contemplated hereby, including, without limitation, fees and expenses of legal counsel or other representatives for the services used, hired or connected with the proposed transactions mentioned above.

22.8.

Control of Defense Counsel.  Each indemnified party shall give reasonably prompt notice to each indemnifying party of any action or proceeding commenced against the indemnified party in respect of which indemnity may be sought hereunder, but failure so to notify an indemnifying party (i) shall not relieve it from any liability which it may have under any indemnity provided herein unless and to the extent it did not otherwise learn of such action and the lack of notice by the indemnified party results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) shall not, in any event, relieve the indemnifying party from any other obligations to any indemnified party hereunder.  If the indemnifying party so elects within a reasonable time after receipt of such notice, the indemnifying party may assume the defense of such action or proceeding at such indemnifying party’s own expense with counsel chosen by the indemnifying party; provided, however, that, if such indemnified party or parties reasonably determine that a conflict of interest exists where it is advisable for such indemnified party or parties to be represented by separate counsel or that, upon advice of counsel, there may be legal defenses available to them which are different from or in addition to those available to the indemnifying party, then the indemnifying party shall not be entitled to one separate counsel at the indemnifying party’s expense.  If an indemnifying party is not so entitled to assume the defense of such action or does not assume such defense, after having received the notice referred to in the first sentence of this Section 22.8, the indemnifying party or parties will pay the reasonable fees and expenses of counsel for the indemnified party or parties.  In such event however, no indemnifying party will be liable for any settlement effected without the written consent of such indemnifying party.  If an indemnifying party is entitled to assume, and assumes, the defense of such action or proceeding in accordance with this Section, such indemnifying party shall not be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action or proceeding.

22.9.

Waiver of Conditions Precedent. Acquiror and Contributor shall each have the right, in its sole and absolute discretion, to waive any Condition Precedent for its benefit contained in this Agreement.

22.10.

Certain Securities Matters.  No sale of Units is intended by the parties by virtue of their execution of this Agreement.  Any sale of Units referred to in this Agreement will occur, if at all, upon the Closing.

22.11.

Counterparts.  This Agreement may be executed by electronic or facsimile signature and in any number of identical counterparts, any of which may contain the signatures of less than all parties, and all of which together shall constitute a single agreement.

22.12.

Calculation of Time Periods.  Notwithstanding anything to the contrary contained in this Agreement, any period of time provided for in this Agreement that is intended to expire on or prior to the Closing Date, but that would extend beyond the Closing Date if permitted to run its full term, shall be deemed to expire upon Closing.

[The remainder of this page intentionally left blank – signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Contribution Agreement on the date first above written.

CONTRIBUTOR AND THE OTHER UNIT RECIPIENTS:

JACKSON I, LLC

By:	/s/ Nedal Abdul-Hajj
Name: Nedal Abudl-Hajj
Its: Chief Manager

3014-20, LLC

By:	/s/ Thomas R. Jasko
Name: Thomas R. Jasko
Its: Chief Manager

FAIRFIELD APARTMENTS, LLC

By:	/s/ Patrick L. Smith
Name: Patrick L. Smith
Its: Chief Manager

4330, LLC

By:	/s/ Thomas R. Jasko
Name: Thomas R. Jasko
Its: Chief Manager

LAKES AREA PROPERTIES, LLC

By:	/s/ John Stilehm
Name: John Stilehm
Its: Chief Manager

ACQUIROR:

TALON OP, L.P.

By:	/s/ MG Kaminski
Name: MG Kaminski
Its: CEO of its General Partner

3

[EXHIBITS AND SCHEDULES OMITTED]